Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE                    FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM TO ACQUIRE MISSISSIPPIAN LIME PROPERTIES

IN OKLAHOMA AND KANSAS

MIDSTATES PETROLEUM REPORTS SECOND QUARTER 2012

FINANCIAL AND OPERATING RESULTS

HOUSTON— August 13, 2012 — Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today that it has entered into an Asset Purchase Agreement with Eagle Energy Production, LLC (“Eagle”), a private exploration and production company sponsored by Riverstone Holdings, LLC (“Riverstone”), to acquire all of their producing properties as well as their developed and undeveloped acreage primarily in the Mississippian Lime oil play in Oklahoma and Kansas for $325 million in cash and 325,000 shares of Series A Preferred Stock (“Preferred Stock”) of Midstates with an initial liquidation preference value of $1,000 per share. The transaction will be effective June 1, 2012 and closing is expected on or about October 1, 2012, subject to customary closing conditions.

Key highlights of the transaction include:

•	Adds 37.0 million barrels of oil equivalent (“Mmboe”) proved reserves that are 35% oil and 23% natural gas liquids (“NGLs”), of which 35% are proved developed producing

•	Reserves being acquired have a reserve life (ratio of proved reserves to annual production) of 14.7 years

•	Acquisition includes 114 gross producing wells that are 85% operated with an average 67% working interest and 53% net revenue interest

•	Net current daily production from the properties is approximately 7,000 Boe per day

•	Adds 103,000 net acres of which 84,000 are in the Mississippian Lime play with 78,000 in Oklahoma and 6,000 in Kansas; the remaining 19,000 are in the Hunton play in Oklahoma.

•	Eagle’s Mississippian Lime properties have all been developed with horizontal wells

•	Drilling and completion costs have averaged $3.7 million per horizontal well

•	The producing fields are in low cost operating areas with good access to needed infrastructure

•	Expands Midstates drilling inventory by over 600 gross drilling locations, all of which are horizontal

•	Currently utilizing three rigs in its drilling program and expects to increase to four by year-end 2012

•	Midstates will assume Eagle’s hedges on its production

•	Immediately accretive to proved reserves and production per share and expected to be accretive to cash flow per share in 2014

John Crum, Midstates Chief Executive Officer and President commented, “The transaction we are announcing today is both a strategic and transformative acquisition for Midstates. The technical team we have assembled at Midstates has the experience and technical knowledge to operate in a wide variety of basins in the U.S., and our new business group continually looks at new opportunities to utilize that expertise.” Crum continued, “The properties we are acquiring in the Mississippian Lime play are particularly appealing because they are in a market-recognized, emerging horizontal oil play with good predictability and solid economics. I am particularly pleased that during the transition period, Steve Antry and his Eagle team have agreed to continue their fine work developing these assets. This transaction will quickly increase our scale and critical mass. We are all very excited to be adding this new core operating area to our portfolio.”

Including the new assets, Midstates will continue to have an oil-weighted proved reserve base of approximately 63.2 Mmboe of which 45% will be oil, 20% NGLs and the remainder natural gas, and 41% of the total reserves will be proved developed. The average reserve life will increase to 11.3 years from 8.9 years. The Mississippian Lime properties, which are located in a conventional carbonate reservoir with wells drilled to approximately 6,000 foot vertical depths, are an excellent geological and operational fit. None of the properties are subject to preferential rights, and the leases are held by production or have lease terms that will allow Midstates to protect the acreage position at a modest drilling pace. Midstates has entered into a transition services agreement with Eagle management and staff for a twelve-month period following transaction closing.

Alex Krueger, President of First Reserve Corporation (“First Reserve”), commented, “First Reserve believes the addition of the Eagle assets to Midstates’ portfolio will create synergies and scale that will strengthen the Company’s operating platform and provide excellent opportunities for future growth. We support management’s strategy to continue to diversify its portfolio into additional emerging plays that complement its Louisiana assets.”

Steve Antry, CEO of Eagle, said “We are pleased to become a part of a growing Midstates organization where we will continue to deliver value for shareholders. This transaction represents a significant milestone for both the employees of Eagle and our investors. We are delighted that Riverstone, our financial sponsor, will maintain a significant investment in Midstates and continue to support the growth of the combined portfolios.”

Evercore Partners, SunTrust Robinson Humphrey, and BofA Merrill Lynch served as advisors to Midstates in connection with the acquisition.

Midstates has secured $500 million in committed financing from BofA Merrill Lynch, SunTrust Robinson Humphrey, Goldman, Sachs & Co., and Morgan Stanley. Midstates may use the proceeds from this financing or a debt offering to fund the cash portion of the transaction and to enhance the Company’s liquidity. In addition, the Company has secured commitments from SunTrust Robinson Humphrey, BofA Merrill Lynch, Goldman, Sachs & Co. and Morgan Stanley to increase the borrowing base of its revolving credit facility to $235 million in advance of the transaction close, and pro forma for the transaction, to increase the borrowing base to $250 million. This capital structure is expected to give the Company liquidity to fund its development program through the end of 2013.

The Preferred Stock dividend is at a rate of 8.0% per annum, which will be payable, at the option of Midstates, in cash or additional amounts added to the liquidation preference value. The Preferred Stock is not convertible into Midstates’ common stock until the 21st day after the date on which Midstates mails to its shareholders an information statement regarding the issuance of the Preferred Stock (as required by SEC rules), and the holder of the Preferred Stock may not convert the Preferred Stock before the first anniversary of the date of issuance, at which time it is convertible at $13.50 per share. The conversion of the Preferred Stock must be done in its entirety and not in part. The Preferred Stock is mandatorily convertible on the third anniversary of the date of issuance at a price no greater than $13.50 per share and no less than $11.00 per share. Until conversion, the holder of the Preferred Stock will have certain voting rights and the right to appoint one director to Midstates’ board of directors, who will be an employee of Riverstone or its affiliates. The issuance of the Preferred Stock to Eagle in the acquisition has been approved by stockholders holding a majority of Midstates’ outstanding shares of common stock. Pro-forma post-acquisition ownership of Midstates at a $13.50 conversion price on the first available conversion date would be 30% public stockholders, 30% First Reserve, 27% Riverstone and Eagle management, and 13% Midstates management, founders and employees.

Midstates Petroleum Second Quarter 2012 Financial and Operational Results

Key points for the three months ended June 30, 2012 include:

•

Adjusted EBITDA totaled $32.8 million. See “Non-GAAP Financial Measures” in the tables below for a definition of Adjusted EBITDA and a reconciliation to net income (loss) and net cash provided by operating activities.

•

Adjusted Net Income (which excludes unrealized gains on derivatives and a non-cash deferred tax charge recorded after Midstates’ Initial Public Offering (“IPO”)) totaled $2.1 million, or $0.03 per share. See “Non-GAAP Financial Measures” in the tables below for a definition of Adjusted Net Income and a reconciliation to net income (loss).

•

Average daily production was 7,904 barrels of oil equivalent (“Boe”) per day; oil production rose 10% compared with the first quarter of 2012, but natural gas and natural gas liquids (“NGL”) volumes were lower by 21%.

•

Cash operating expenses (which includes lease operating and workover expenses, severance and ad valorem taxes, and the cash portion of general and administrative expenses) declined to $22.90 per Boe compared with $23.78 per Boe in the first quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Cash Operating Expenses and a reconciliation to Operating Expenses per Boe.

•	Spud 20 gross wells during the second quarter of 2012, of which 7 were producing, 7 were awaiting completion and 6 were drilling at quarter end. Since June 30, 2012, Midstates spud 7 additional wells.

•	Results from horizontal wells remain encouraging and two additional horizontal wells are currently drilling at West Gordon and North Cowards Gully.

•

Acreage increased 14% to approximately 155,500 total net acres at June 30, 2012 versus approximately 136,500 net acres at March 31, 2012, including acreage under option. From July 1, 2012, through August 1, 2012, Midstates added approximately 3,400 net acres.

Three Months Ended June 30, 2012 Financial Results

Adjusted EBITDA totaled $32.8 million in the second quarter of 2012, versus $35.7 million reported in the 2011 second quarter and $30.5 million for the first quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a description of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss) and net cash provided by operating activities.

The Company reported a net loss of $112.4 million, or $1.85 per share, for the second quarter of 2012 as compared to net income of $23.5 million for the 2011 second quarter. The net loss for the second quarter of 2012 includes a $149.5 million ($2.46 per share) non-cash deferred tax charge associated with the Company’s IPO corporate reorganization (discussed in greater detail below), as well as unrealized gains on derivatives of $53.3 million. Adjusted Net Income, which excludes those items, totaled $2.1 million, or $0.03 per share, for 2012’s second quarter. See “Non-GAAP Financial Measures” in the tables below for a reconciliation of Adjusted Net Income to net income.

Production during the 2012 second quarter was 7,904 Boe per day versus 6,976 Boe per day produced during the 2011 second quarter, and 8,275 Boe per day in the first quarter of 2012. In 2012’s second quarter, oil production averaged 4,910 barrels per day, NGL production averaged 1,076 barrels per day and natural gas production averaged 11,507 thousand cubic feet (“mcf”) per day. Oil volumes comprised 62% of production, NGLs 14%, and natural gas 24% on a Boe basis. In the comparable period of 2011, oil production averaged 4,302 barrels per day, NGL production averaged 765 barrels per day, and natural gas production averaged 11,456 mcf per day. In 2012’s first quarter, oil production averaged 4,455 barrels per day, NGL production averaged 1,400 barrels per day and natural gas production averaged 14,523 mcf per day. A 10% growth in oil production volumes was offset by lower natural gas and associated NGL production during the second quarter of 2012 as compared to the first quarter of 2012.

Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $107.56 ($95.97 with realized derivatives), in the second quarter of 2012 versus $117.48 ($101.83 with realized derivatives) for the 2011 second quarter, and $111.21 ($95.18 with realized derivatives) in the first quarter of 2012. The Company’s average realized price for NGL sales was $39.83 per barrel versus $49.23 per barrel in the 2012 first quarter, while natural gas averaged $2.27 per mcf versus $2.61 per mcf in the 2012 first quarter. During the comparable 2011 period, Midstates’ average realized price for NGL sales was $45.58 per barrel and natural gas averaged $4.76 per mcf. The Company does not have hedges in place on its NGLs or natural gas production.

Oil, natural gas and NGL sales revenues increased by $0.2 million to $54.3 million during the second quarter of 2012 as compared to $54.1 million for the second quarter of 2011, and was relatively flat with the first quarter of 2012 of $54.8 million. The Company’s net mark-to-market derivative positions moved from an unrealized gain of $16.6 million and an unrealized loss of $18.2 million in the second quarter of 2011 and the first quarter of 2012, respectively, to an unrealized gain of $53.3 million in the second quarter of 2012. The realized loss on derivatives for the three months ended June 30, 2012 declined to $5.2 million compared to a realized loss of $6.1 million for the three months ended June 30, 2011 and a realized loss of $6.5 million for the 2012 first quarter.

Three Months Ended June 30, 2012 Costs and Expenses

Lease operating and workover expenses totaled $5.9 million, or $8.24 per Boe, a decline of $0.6 million, or $0.35 per Boe as compared to the first quarter of 2012. The decrease in expense was primarily due to lower production related expenses as a result of the Company’s focus on cost control.

Severance and ad valorem taxes as a percentage of oil, natural gas and NGLs sales revenue (before derivatives) were 10.1% for the 2012 second quarter as compared to 8.2% for the 2012 first quarter. Severance and ad valorem taxes increased $0.9 million to $6.3 million as compared to $5.4 million in the first quarter of 2012. The increase in severance taxes as a percentage of revenue is primarily attributable to the production mix, with higher oil production and lower produced natural gas in the 2012 second quarter as compared to the 2012 first quarter. Louisiana severance taxes for oil are applied as a percentage of value realized, with the top rate at 12.5%, whereas for natural gas production, Louisiana severance taxes are applied as a flat rate per Mcf produced.

The Company’s general and administrative expenses were $5.0 million ($6.89 per Boe) compared to $6.1 million ($8.05 per Boe) for the first quarter of 2012. Second quarter general and administrative expenses included non-cash share-based compensation expense of $0.7 million ($0.95 per Boe).

Total cash operating costs (which includes lease operating and workover expenses, severance and ad valorem taxes, and the cash portion of general and administrative expenses) declined to $22.90 per Boe from $23.78 per Boe in the first quarter of 2012. See “Non-GAAP Financial Measures” in the tables below for a definition of Cash Operating Expenses and a reconciliation to Operating Expenses.

Depreciation, depletion and amortization expense (“DD&A”) of $27.9 million was essentially unchanged from the first quarter of 2012 while the DD&A rate for the second quarter of 2012 was $38.78 per Boe compared to $37.22 per Boe for the 2012 first quarter.

Total interest expense (after amounts capitalized) was $1.0 million for the second quarter of 2012 versus $1.7 million in the first quarter of 2012. The decline was primarily due to the decrease in the average outstanding balance under the revolving credit facility, which fell from $234.8 million for the quarter ended March 31, 2012 to $163.7 million for the quarter ended June 30, 2012, as well as reduced interest expense associated with $65.0 million in preferred units that were redeemed with a portion of the net proceeds from the Company’s IPO in April 2012. The Company capitalized $1.7 million in interest to unproved properties during the second quarter of 2012.

Prior to the Company’s corporate reorganization in connection with its initial public offering, the Company was a limited liability company and did not pay corporate income taxes. With the corporate reorganization, the Company became a taxable entity on April 25, 2012 and was required to record a charge against income for the differences between the tax and book basis of its assets and liabilities as of that date. As a result, during the quarter ended June 30, 2012, the Company recorded an initial non-cash deferred tax liability of $149.5 million and a corresponding amount as tax expense in the statement of operations. The Company also recorded income tax expense during the quarter of $19.4 million attributable to income earned subsequent April 25, 2012, the date of the corporate reorganization, through June 30, 2012. The Company does not expect to have a cash income tax liability for the foreseeable future.

Liquidity and Capital Investment

In April 2012, the Company received net proceeds from its IPO of $213.8 million which were used to repay a portion of its borrowings under its revolving credit facility ($99.0 million) and redeem preferred units ($67.1 million); the balance of the net proceeds was held as cash for working capital purposes. At June 30, 2012, Midstates’ liquidity was $59.8 million, consisting of $48.1 million of available borrowing capacity under the Company’s revolving credit facility and $11.7 million of cash and cash equivalents. Subsequent to June 30, 2012, Midstates borrowed an additional $20.0 million under its revolving credit facility.

Midstates has secured $500 million in committed financing and may use the proceeds from this financing or a debt offering to fund the cash portion of the transaction and to enhance the Company’s liquidity. In addition, the Company has secured commitments to increase the borrowing base of its revolving credit facility to $235 million in advance of the transaction close, and pro forma for the transaction, to increase the borrowing base to $250 million. This capital structure is expected to give the Company sufficient liquidity to fund its development program through the end of 2013.

During the three and six months ended June 30, 2012, the Company incurred capital expenditures of $108.8 million and $206.5 million, respectively, consisting primarily of (in thousands):

	For the Three Months Ended June 30, 2012	For the Six Months Ended June 30, 2012
Drilling and completion activities	$86,086	$158,148
Acquisition of acreage and seismic data	14,913	32,524
Facilities	7,780	15,874

Total capital expenditures incurred	$108,779	$206,546

Operations Update: Louisiana Upper Gulf Coast Tertiary Trend

Midstates spud 20 gross wells during the three months ended June 30, 2012, of which 7 were producing, 7 were awaiting completion and 6 were drilling at quarter end. Of the total 20 gross wells spud, 11 wells were located at Pine Prairie, 4 at South Bearhead Creek and 5 in West Gordon. Since June 30, 2012, Midstates spud 7 additional wells. The Company currently has four 1,000+ horsepower rigs working in its Wilcox program; one additional smaller rig is currently drilling the shallow well program at Pine Prairie which began later than expected due to a rig contractor delay. The Company has successfully reduced the costs and cycle time of drilling new wells through improved efficiencies in drill times, fracing costs and location costs.

Encouraging results from prior horizontal wells drilled by Midstates continue to support the application of additional horizontal drilling in the trend. The Company is currently drilling two new horizontal projects; one is located at North Cowards Gully and the other at West Gordon.

Since March 31, 2012 Midstates added approximately 22,400 net acres in the Upper Gulf Coast Tertiary trend, bringing total acreage under lease and option to approximately 158,900 net acres comprised of approximately 103,900 net leased acres and approximately 55,000 net optioned acres. The 200 square mile Fleetwood 3D seismic survey is currently underway as well as a 72 square mile 3D seismic survey at the South Bearhead Creek area.

For the balance of 2012, the Company plans to continue development of its core Louisiana areas in the trend along with drilling 12 wells at its new Mississippian Lime play as a result of the acquisition announced today. For the remainder of the year, Midstates plans to drill 34 wells and one sidetrack at Pine Prairie, one well and one horizontal sidetrack at South Bearhead Creek, one horizontal well at North Cowards Gully, and one horizontal well and two horizontal sidetracks at West Gordon.

John Crum, Midstates’ Chief Executive Officer commented, “While we grew our oil production by 10% over the first quarter, total Boe production volumes for the second quarter were below our expectations. This was due primarily to underperformance of recent West Gordon drilling program wells. Our team is evaluating solutions to address our vertical well results while concurrently drilling to test the horizontal potential of the field.”

Crum continued, “We remain enthusiastic about our Upper Gulf Coast Tertiary Trend acreage position and will continue to adjust our future drilling plans to best utilize knowledge gained from wells drilled to date. We believe the addition of the new Mississippian Lime properties will balance our overall drilling risk profile while maintaining excellent exposure to the significant upside provided by both of these emerging oil-rich plays.”

Conference Call Information

The Company will host a conference call to discuss the acquisition and second quarter results today, August 13, 2012 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). A slide deck has been posted to Midstates’ web site that will be referenced in today’s conference call. Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference access code is 17496902 for all participants. To listen via live web cast, please visit the Investors section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for seven days until Monday, August 20, 2012 at 11:59 p.m. Eastern Time (10:59 p.m. Central Time) and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call replay access code is 17496902 for all participants. The replay will also be available in the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, and the closing, financing and benefits of the Eagle acquisition are forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to, the inability of the Company to close the Eagle acquisition; costs and difficulties related to the integration of Eagle’s businesses and operations with Midstates’ business and operations; unexpected costs, charges or expenses resulting from the Eagle acquisition; litigation relating to the Eagle acquisition; variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; general economic and business conditions; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations onshore in central Louisiana; the outcome of the Clovelly litigation with respect to certain of the Company’s Pine Prairie properties; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. Founded in 1993, the Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana. Midstates is headquartered in Houston, Texas.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations

Al.Petrie@midstatespetroleum.com

(713) 595-9427

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,689	$7,344
Accounts receivable:
Oil and gas sales	18,777	23,792
Severance tax refund	275	3,413
Other	515	249
Prepayments	5,350	2,642
Inventory	6,496	5,713
Commodity derivative contracts	12,038	4,957

Total current assets	55,140	48,110

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting:
Proved properties	833,172	644,393
Unevaluated properties	95,600	76,857
Other property and equipment	2,168	1,672
Less accumulated depreciation, depletion, and amortization	(204,752)	(148,843)

Net property and equipment	726,188	574,079

OTHER ASSETS:
Commodity derivative contracts	6,247	588
Security deposit and other noncurrent assets	3,660	1,879

Total other assets	9,907	2,467

TOTAL	$791,235	$624,656

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,122	$35,731
Accrued liabilities	62,985	37,524
Commodity derivative contracts	360	12,599

Total current liabilities	90,467	85,854

LONG-TERM LIABILITIES:
Asset retirement obligations	9,398	7,627
Commodity derivative contracts	—	10,178
Long-term debt	151,700	234,800
Deferred income taxes	168,917	—
Other long-term liabilities	614	695

Total long-term liabilities	330,629	253,300

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’/MEMBERS’ EQUITY
Capital contributions	—	322,496
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding, respectively	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 66,549,563 shares issued and outstanding, respectively	665	—
Additional paid-in-capital	536,352	—
Retained deficit/accumulated loss	(166,878)	(36,994)

Total stockholders’/members’ equity	370,139	285,502

TOTAL	$791,235	$624,656

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except for share and per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Oil sales	$48,056	$45,994	$93,138	$81,577
Natural gas sales	2,379	4,962	5,829	9,035
Natural gas liquid sales	3,901	3,171	10,173	5,216
Gains (Losses) on commodity derivative contracts — net (1)	48,143	10,477	23,478	(18,119)
Other	103	60	207	114

Total revenues	102,582	64,664	132,825	77,823

EXPENSES:
Lease operating and workover	5,921	3,669	12,388	6,275
Severance and other taxes	6,272	5,370	11,648	9,495
Asset retirement accretion	164	39	298	86
General and administrative	4,956	10,641	11,019	14,544
Depreciation, depletion, and amortization	27,882	21,266	55,909	39,884

Total expenses	45,195	40,985	91,262	70,284

OPERATING INCOME	57,387	23,679	41,563	7,539

OTHER INCOME (EXPENSE)
Interest income	143	4	150	12
Interest expense — net of amounts capitalized	(990)	(134)	(2,680)	(134)

Total other income (expense)	(847)	(130)	(2,530)	(122)

INCOME BEFORE TAXES	56,540	23,549	39,033	7,417

Income tax expense	168,917	—	168,917	—

NET INCOME (LOSS)	$(112,377)	$23,549	$(129,884)	$7,417

Pro forma loss per share:
Basic and Diluted	$(1.85)	N/A	$(2.39)	N/A

Pro forma weighted average shares outstanding:
Basic and Diluted	60,887	N/A	54,261	N/A

(1)	Includes $5.2 million, $6.1 million, $11.7 million, and $8.1 million of realized losses on commodity derivatives for the three months ended June 30, 2012, the three months ended June 30, 2011, the six months ended June 30, 2012 and the six months ended June 30, 2011, respectively.

Midstates Petroleum Company, Inc.

Statement of Stockholders’/Members’ Equity

(In thousands)

(Unaudited)

	Common Stock		Capital	Additional	Retained	Total Stockholders’/
	Number of Shares	Amount	Contributions	Paid-in-Capital	Earnings	Members’ Equity
Balance as of December 31, 2011	—	$—	$322,496	$—	$(36,994)	$285,502
Issuance of common stock	47,634,353	476	(476)	—	—	—
Reclassification of members’ contributions	—	—	(322,020)	322,020	—	—
Proceeds from the sale of common stock	18,000,000	180	—	213,659	—	213,839
Stock-based compensation	915,210	9	—	673	—	682
Net loss	—	—	—	—	(129,884)	(129,884)

Balance as of June 30, 2012	66,549,563	$665	$—	$536,352	$(166,878)	$370,139

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(112,377)	$23,549	$(129,884)	$7,417
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized (gains) losses on commodity derivative contracts, net	(53,323)	(16,607)	(35,157)	9,982
Asset retirement accretion	164	39	298	86
Depreciation, depletion, and amortization	27,882	21,266	55,909	39,884
Share-based compensation	682	7,299	682	7,949
Deferred income taxes	168,917	—	168,917	—
Amortization of deferred financing costs	160	204	376	383
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	2,138	2,274	5,015	(1,181)
Accounts receivable — other	125	(107)	2,872	305
Prepayments and other assets	(790)	469	(2,708)	117
Inventory	(288)	(27)	(783)	(104)
Accounts payable	(3,238)	108	(3,077)	(6,920)
Accrued liabilities	(3,557)	1,788	(2,371)	9,069
Other	(848)	(1)	(126)	(3)

Net cash provided by operating activities	$25,647	$40,254	$59,963	$66,984

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(111,779)	(49,911)	(184,245)	(102,302)

Net cash used in investing activities	$(111,779)	$(49,911)	$(184,245)	$(102,302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	20,067	39,000	20,067	57,000
Repayment of long-term borrowings	(103,167)	—	(103,167)	—
Proceeds from issuance of mandatorily redeemable preferred convertible units	25,000	—	65,000	—
Repayment of mandatorily redeemable convertible preferred units	(65,000)	—	(65,000)	—
Proceeds from sale of common stock, net of initial public offering expenses of $6.1 million	213,839	—	213,839	—
Deferred loan costs	(2,112)	(200)	(2,112)	(500)
Cash received for units	—	—	—	170
Distributions to members	—	(22,811)	—	(22,811)
Other	—	(2)	—	(3)

Net cash provided by financing activities	$88,627	$15,987	$128,627	$33,856

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,495	6,330	4,345	(1,462)

Cash and cash equivalents, beginning of period	9,194	4,125	7,344	11,917

Cash and cash equivalents, end of period	$11,689	$10,455	$11,689	$10,455

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2012	2011	2012	2011	2012
PRODUCTION DATA:
Oil (Boe/day)	4,910	4,302	4,682	4,160	4,455
Natural gas (Mcf/day)	11,507	11,456	13,015	10,628	14,523
Natural gas liquids (Boe/day)	1,076	765	1,238	645	1,400
Oil equivalents (MBoe)	719	635	1,472	1,190	753
Average daily production (Boe/day)	7,904	6,976	8,090	6,577	8,275

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$107.56	$117.48	$109.30	$108.34	$111.21
Oil, with realized derivatives (per Bbl)	$95.97	$101.83	$95.59	$97.53	$95.18
Natural gas (per Mcf)	$2.27	$4.76	$2.46	$4.70	$2.61
Natural gas liquids (per Bbl)	$39.83	$45.58	$45.14	$44.67	$49.23

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$8.24	$5.78	$8.42	$5.27	$8.59
Severance and other taxes	$8.72	$8.46	$7.91	$7.98	$7.14
Asset retirement accretion	$0.23	$0.06	$0.20	$0.07	$0.18
Depreciation, depletion, and amortization	$38.78	$33.49	$37.98	$33.52	$37.22
General and administrative (1)	$6.89	$16.76	$7.49	$12.22	$8.05

(1)	Includes $0.95, $11.50, $0.46, and $6.68 per Boe for share-based compensation for the three months ended June 30, 2012, the three months ended June 30, 2011, the six months ended June 30, 2012 and the six months of June 30, 2011, respectively.

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of August 10, 2012

(Unaudited)

	2012
	Third Quarter	Fourth Quarter	Total	2013	2014
Oil (Bbls):
Swaps
Hedged Volume	256,810	387,320	644,130	1,700,874	262,450
Weighted-Average Fixed Price	$95.75	$95.75	$95.75	$95.55	$83.00

Collars
Hedged Volume	27,450	41,400	68,850	—	—
Weighted-Average Fixed Price	$85.00 - $127.28	$85.00 - $127.28	$85.00 - $127.28	—	—

Deferred Premium Puts (1)
Hedged Volume	91,500	138,000	229,500	—	—
Weighted-Average Fixed Price	$79.01	$79.01	$79.01	$—	$—

Basis Differential Swaps (2)
Hedged Volume	314,760	474,720	789,480	1,700,874	—
Weighted-Average Fixed Price	$9.81	$9.81	$9.81	$5.91	$—

1)	2012 deferred premium puts represent the net effective floor price of a put with a strike price of $85.00/Bbl and a deferred premium of $5.99/Bbl. The premiums for these instruments are paid each month, concurrently with the settlement of the monthly put contracts.
2)	The Company enters into swap arrangements intended to capture the positive differential between the Louisiana Light Sweet (“LLS”) pricing and West Texas Intermediate (“NYMEX WTI”) pricing.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2012	2011	2012	2011	2012
Adjusted EBITDA reconciliation to net income (loss):
Net income (loss):	$(112,377)	$23,549	$(129,884)	$7,417	$(17,507)
Depreciation, depletion and amortization	27,882	21,266	55,909	39,884	28,027
Change in unrealized (gain) loss on commodity derivative contracts	(53,323)	(16,607)	(35,157)	9,982	18,166
Income taxes	168,917	—	168,917	—	—
Interest income	(143)	(4)	(150)	(12)	(7)
Interest expense—net of amounts capitalized	990	134	2,680	134	1,690
Asset retirement obligation accretion	164	39	298	86	134
Share-based compensation	682	7,299	682	7,949	—

Adjusted EBITDA	$32,792	$35,676	$63,295	$65,440	$30,503

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	25,647	40,254	59,963	66,984	34,316
Changes in working capital	6,458	(4,504)	1,178	(1,283)	(4,518)
Interest income	(143)	(4)	(150)	(12)	(7)
Interest expense—net of amounts capitalized and accrued but not paid	990	134	2,680	134	928
Amortization of deferred financing costs	(160)	(204)	(376)	(383)	(216)

Adjusted EBITDA	$32,792	$35,676	$63,295	$65,440	$30,503

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2012	2011	2012	2011	2012
Net income—GAAP	$(112,377)	$23,549	$(129,884)	$7,417	$(17,507)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gain)/loss on commodity derivative contracts	(53,323)	(16,607)	(35,157)	9,982	18,166
Deferred tax charge—IPO, corporate reorganization	149,489	—	149,489	—	—
Tax impact (1)	18,323	—	17,499	—	—

Adjusted net income—non-GAAP	$2,112	$6,942	$1,947	$17,399	$659

(1)	The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and six months ended June 30, 2012 were approximately 34% and 50%, respectively. Prior to April 25, 2012, the Company was not a tax paying entity.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2012	2011	2012	2011	2012
Operating Expenses—GAAP	$45,195	$40,985	$91,262	$70,284	$46,068
Adjustments for certain non-cash items:
Asset retirement accretion	(164)	(39)	(298)	(86)	(134)
Share-based compensation	(682)	(7,299)	(682)	(7,949)	—
Depreciation, depletion, and amortization	(27,882)	(21,266)	(55,909)	(39,884)	(28,027)

Cash Operating Expenses—Non-GAAP	$16,467	$12,381	$34,373	$22,365	$17,907

Cash Operating Expenses—Non-GAAP, per Boe	$22.90	$19.50	$23.35	$18.79	$23.78